Exhibit 99.1

Contact:	Charles L. Dunlap, CEO Gregory J. Pound, COO Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES FINANCIAL RESULTS

REPORTS HIGHER NET EARNINGS COMPARED TO QUARTER ENDED SEPTEMBER 30, 2009

November 8, 2010	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its financial results for the three months ended September 30, 2010.

FINANCIAL RESULTS

An overview of the financial performance for the three months ended September 30, 2010, as compared to the three months ended September 30, 2009, includes:

•                  Quarterly operating income increased to $11.3 million from $7.8 million due principally to the following:

•                  Quarterly revenue increased to $37.5 million from $35.4 million due to increases in revenue at the Gulf Coast, Midwest, Brownsville and Southeast terminals of approximately $0.3 million, $0.3 million, $0.8 million, and $1.2 million, respectively, offset by a decrease in revenue at the River terminals of approximately $0.5 million.

•                  Quarterly direct operating costs and expenses decreased to $14.8 million from $16.9 million due to decreases in direct operating costs and expenses at the Gulf Coast, Midwest, River and Southeast terminals of $0.4 million, $0.2 million, $0.7 million and $1.2 million, respectively, offset by an increase in direct operating costs and expenses at the Brownsville terminals of approximately $0.5 million.

•                  An increase in depreciation and amortization expense of approximately $0.5 million.

•                  Quarterly net earnings increased to $10.4 million from $5.7 million due principally to the increase in quarterly operating income discussed above and an unrealized gain on derivative instruments of approximately $0.3 million as compared to an unrealized loss on derivative instruments of approximately $0.6 million.

•                  Net earnings per limited partner unit—basic increased to $0.66 per unit from $0.41 per unit.

•                  The distribution declared per limited partner unit was $0.60 per unit for the three months ended September 30, 2010, as compared to $0.59 per unit for the three months ended September 30, 2009.

Distributable cash flow generated during the three months ended September 30, 2010 was $14.8 million and distributions allocable to the period were $9.4 million.

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Certain throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a fixed amount of revenue to be recognized by us.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which results in a fixed amount of revenue to be recognized by us.  We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Firm Commitments:
Terminaling services fees, net:
External customers	$9,155	$8,973	$26,492	$28,021
Affiliates	20,694	19,499	62,312	56,853
Total firm commitments	29,849	28,472	88,804	84,874
Variable:
Terminaling services fees, net:
External customers	1,075	1,283	2,736	3,863
Affiliates	95	(59)	(82)	(754)
Total	1,170	1,224	2,654	3,109
Pipeline transportation fees	1,174	919	3,552	3,105
Management fees and reimbursed costs	527	547	1,581	1,524
Other	4,779	4,208	14,844	13,009
Total variable	7,650	6,898	22,631	20,747
Total revenue	$37,499	$35,370	$111,435	$105,621

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the nine months ended September 30, 2010 was as follows (in thousands):

At September 30, 2010
Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$14,601
More than 1 year but less than 3 years remaining	16,682
More than 3 years but less than 5 years remaining	56,330
More than 5 years remaining	1,191
Total firm commitments for the nine months ended September 30, 2010	$88,804

TransMontaigne Partners also released the following statements regarding its current liquidity and capital resources:

•                  Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders and capital expenditures.  We anticipate an increase in our working capital requirements during the fourth quarter of 2010 in order to fund scheduled repairs and maintenance projects across our terminaling and transportation facilities. We believe that we will be able to generate sufficient cash from annual operations to fund our future working capital requirements and our distributions to unitholders.  We expect to fund our capital expenditures with additional borrowings under our senior secured credit facility.

•                  At September 30, 2010, our senior secured credit facility provides for a maximum borrowing line of credit equal to $200 million.  The senior secured credit facility expires on December 22, 2011.  At September 30, 2010, our outstanding borrowings were approximately $108 million, resulting in available capacity of approximately $92 million.

•                  Management and the board of directors of our general partner approved capital projects with estimated completion dates that extend through August 1, 2011.  At September 30, 2010, the remaining expansion capital expenditures to complete the approved capital projects are estimated to range from $16 million to $19 million.

•                  Pursuant to existing terminaling services agreements with Morgan Stanley Capital Group Inc. (“MSCG”), we expect to receive payments through June 30, 2011 from MSCG in the range of $1 million to $4 million, which are due and payable upon completion of certain of the capital projects referred to above.

•                  Upon our payment of the remaining capital expenditures to complete the approved capital projects and our receipt of payments from MSCG upon completion of certain of the capital projects, we currently expect to have approximately $70 million in available capacity under our senior secured credit facility.

•                  At our request, subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders, the maximum borrowings under the senior secured credit facility can be increased by up to an additional $100 million.  The terms of the senior secured credit facility also permit us to borrow up to approximately $25 million from other lenders, including our general partner and its affiliates.

•                  At September 30, 2010, we are party to an interest rate swap agreement with Wachovia Bank, N.A. with an aggregate notional amount of $150 million that expires June 2011.  Pursuant to the terms of the interest rate swap agreement, we pay a fixed rate of approximately 2.2% and receive an interest payment based on the one-month LIBOR.  At September 30, 2010, outstanding borrowings under our senior secured credit facility bore interest at LIBOR plus 1.5%.

Attachment A contains additional selected financial information and results of operations and Attachment B contains a computation of our distributable cash flow.

CONFERENCE CALL

TransMontaigne Partners L.P. previously announced that it has scheduled a conference call for Monday, November 8, 2010 at 11:00 a.m. (ET) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(800) 230-1085

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 1:00 p.m. (ET) on Monday, November 8, 2010 until 11:59 p.m. (ET) on Monday, November 15, 2010 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  176836

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

The following selected financial information is extracted from the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2010, which was filed on November 8, 2010 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three Months Ended
	September 30, 2010	September 30, 2009
Income Statement Data
Revenue	$37,499	$35,370
Direct operating costs and expenses	(14,838)	(16,915)
Direct general and administrative expenses	(622)	(606)
Operating income	11,346	7,764
Net earnings	10,369	5,699
Net earnings allocable to limited partners	9,585	5,127
Net earnings per limited partner unit—basic	$0.66	$0.41

	September 30, 2010	December 31, 2009
Balance Sheet Data
Property, plant and equipment, net	$457,268	$459,598
Goodwill	24,695	24,682
Total assets	510,879	515,535
Long-term debt	108,000	165,000
Partners’ equity	357,029	303,125

Selected results of operations data for each of the quarters in the years ended December 31, 2010 and 2009 are summarized below (in thousands):

	Three months ended				Year ending
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	December 31, 2010
Revenues	$37,154	$36,782	$37,499	$—	$111,435
Direct operating costs and expenses	(14,568)	(14,529)	(14,838)	—	(43,935)
Direct general and administrative expenses	(1,031)	(543)	(622)	—	(2,196)
Allocated general and administrative expenses	(2,578)	(2,578)	(2,578)	—	(7,734)
Allocated insurance expense	(796)	(796)	(796)	—	(2,388)
Reimbursement of bonus awards	(313)	(313)	(313)	—	(939)
Depreciation and amortization	(6,864)	(6,962)	(7,006)	—	(20,832)
Operating income	11,004	11,061	11,346	—	33,411
Other expense, net	(1,530)	(877)	(977)	—	(3,384)
Net earnings	$9,474	$10,184	$10,369	$—	$30,027

	Three months ended				Year ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009
Revenues	$34,402	$35,849	$35,370	$36,926	$142,547
Direct operating costs and expenses	(15,544)	(15,430)	(16,915)	(17,079)	(64,968)
Direct general and administrative expenses	(1,099)	(705)	(606)	(832)	(3,242)
Allocated general and administrative expenses	(2,510)	(2,510)	(2,510)	(2,510)	(10,040)
Allocated insurance expense	(725)	(725)	(725)	(725)	(2,900)
Reimbursement of bonus awards	(309)	(309)	(309)	(310)	(1,237)
Depreciation and amortization	(6,355)	(6,450)	(6,541)	(6,960)	(26,306)
Gain on disposition of assets	—	1	—	—	1
Operating income	7,860	9,721	7,764	8,510	33,855
Other expense, net	(1,438)	(1,812)	(2,065)	(1,288)	(6,603)
Net earnings	$6,422	$7,909	$5,699	$7,222	$27,252

ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the periods indicated (in thousands):

	July 1, 2010 through September 30, 2010	January 1, 2010 through September 30, 2010

Net earnings	$10,369	$30,027
Depreciation and amortization	7,006	20,832
Amounts due under long-term terminaling services agreements, net	292	(421)
Amortization of deferred revenue—projects	(986)	(2,778)
Payments received upon completion of projects	1,750	3,350
Reserve related to payments received upon completion of projects	(1,274)	(1,994)
Unrealized (gain) loss on derivative instrument	(341)	(727)
Deferred equity-based compensation	98	287
Distributions paid to holders of restricted phantom units	57	(8)
Cash paid for repurchase of common units	(331)	(455)
Maintenance capital expenditures	(1,841)	(3,992)
Distributable cash flow generated during the period	$14,799	$44,121

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$9,439	$28,317

Distributable cash flow is not a computation based upon generally accepted accounting principles or GAAP.  The amounts included in the computation of our distributable cash flow are derived from amounts separately presented in our consolidated financial statements, notes thereto and Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended September 30, 2010, which was filed on November 8, 2010 with the Securities and Exchange Commission.   Distributable cash flow should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used to compare partnership performance.   We believe that this measure provides investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 8, 2010, and the additional risk factor set forth in “Item 1A. Risk Factors” in the company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, filed with the Securities and Exchange Commission on August 9, 2010.

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